Exhibit 10.2

September 16, 2016

Mr. Greg Bartoli

Town Sports International, LLC

5 Penn Plaza, 4th Floor

New York, NY 10001

Dear Greg:

This Separation Agreement (“Agreement”) will confirm our discussions regarding your separation from employment with Town Sports International, LLC and its parents, affiliates and subsidiaries (the “Company”) on mutually agreeable terms as set forth below. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1. Separation Date.

a. Your last day of employment with the Company will be September 30, 2016 (“Separation Date”). You will be paid your regular wages through and including the Separation Date. You will no longer be eligible to participate in the Company’s benefit programs after the Separation Date, except as set forth in Section 2 of this Agreement. Information regarding the Company’s 401(k) Plan will be sent to you separately by the plan administrator following the Separation Date.

2. Separation Payments and Benefits. In accordance with the terms of your Letter Agreement dated August 17, 2015 and as additionally approved by the Compensation Committee of the Board of Directors of Town Sports International Holdings, Inc., provided that you sign and return this Agreement by September 23, 2016, without revoking it, and subject to all of the terms and conditions of this Agreement, you will be entitled to the following payments (“Payments”) and benefits:

a. The Company will pay you severance equal to $500,000.00, payable in equal biweekly installments over the twelve (12) month period following the Separation Date in accordance with the Company’s normal payroll practices, and subject to applicable taxes and withholdings. The Company will begin making the Payments described in this Section 2(a) to you on the first payroll date following the earlier of thirty (30) days from the Separation Date, or the first payroll date following the Separation Date. The first payment shall include any prior Payments that you would have received if the Agreement had been effective on the Separation Date.

b. The Company will pay you a pro-rata bonus payment (9 months) of your target bonus rate, which shall be subject to applicable tax withholdings; less the advanced bonus payment made. The Bonus will be paid when other Executives of the Company are paid and otherwise in accordance with the Amended and Restated Town Sports International Holdings, Inc. 2006 Annual Performance Bonus Plan adopted by the Company’s Compensation Committee on March 24, 2016.

c. At the Company’s expense, you may continue your participation in the Company’s health and dental coverage and disability insurance programs in which you participate as of the Separation Date (or comparable substitute coverage) through September 30, 2017 (or, if earlier, until you are eligible for comparable coverage with a subsequent employer) (the “Coverage Period”); provided that if applicable law or Company policy does not permit such participation, the Company shall pay the COBRA coverage in amounts up to the level it would have paid if you were an active employee with similar coverage during the Coverage Period, to the extent permitted by law without penalty to the Company. During the Coverage Period, the Company will continue to pay that portion of the premiums that it would have paid if you remained an active employee. You agree to notify the Company immediately in writing in the event that you are eligible for comparable coverage with a subsequent employer. If you are not otherwise covered by a group health or dental plan at the end of the Coverage Period, you will be eligible at your cost and expense to continue your health and dental insurance coverage pursuant to federal COBRA law. Information regarding COBRA will be sent to you separately by the Company’s COBRA administrator.

d. You acknowledge and agree that the Payments and benefits described above constitute adequate consideration for all of the terms of this Agreement and do not include any benefit, monetary or otherwise, that was earned or accrued or to which you were already entitled without signing this Agreement. If you do not execute this Agreement within the time periods provided herein, or if you revoke the Agreement, no Payments or benefits will be due under this Section 2.

3. Equity. Your separation pursuant to this Agreement will be treated as a “Termination Without Cause” under the two Non-Qualified Stock Option Agreements between you and the Company dated August 19, 2015 and the Restricted Stock Agreement between you and the Company dated August 19, 2015 (“Equity Plan”). In accordance with Section 7(c) of the Letter Agreement between you and the Company dated August 19, 2015 an additional 17% of the stock and option awards granted (119,000 Options and 51,000 Shares of Restricted Stock) pursuant to the Equity Plan shall vest upon the Separation Date1. Your stock options, to the extent vested as of the Separation Date, shall remain outstanding for the post-termination exercise period specified in the Equity Plan, Such vested options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised. Any portion of the Option that is not vested as of the Separation Date of Employment (but excluding any portion that vests in accordance with Section 7(c) of the Letter Agreement) for any reason shall terminate and expire as of the Separation Date of Employment. Any unvested shares of restricted Common Stock (but excluding any portion that Vested in accordance with Section 7c of the Letter Agreement) will be forfeited on the Separation Date without any payment.

[1]	33% of such Options and Restricted Shares has previously vested.

4. Exemption from Section 409A. It is intended that the Payments provided for in this Agreement comply with, or are exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the separation pay exemption set forth in Treasury Regulation Section 1.409A-1(b)(9), and shall be interpreted consistent with the requirements of those regulations. That means that, among other things, all severance pay shall be paid in full no later than the end of the second calendar year following the calendar year in which the separation from service occurs, and the total amount of taxable severance pay shall not exceed the lesser of two times your base rate of pay or two times the dollar limit set forth in Code Section 401(a)(17).

5. Release and Waiver of Claims.

a. In consideration of your receipt and acceptance of the Payments and benefits above and the other promises made by the Company in this Agreement, you, on behalf of yourself and your heirs, executors, administrators, successors and assigns, unconditionally and generally release the Company, its parents, affiliates, subsidiaries, related entities, and its and their current and former owners, officers, directors, insurers, agents and employees (“Releasees”) from or in connection with, and you hereby waive and/or settle, with prejudice, any and all causes of action, suits, controversies, or any liability, claims or demands, known or unknown and of any nature whatsoever and which you ever had, now have or shall or may have as of the date of this Agreement, including, without limitation, those arising directly or indirectly pursuant to or out of any aspect of your employment with the Company, including the separation thereof.

b. Specifically, to the maximum extent permitted by law, and without limitation of the foregoing, the release and waiver of claims under this Agreement shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, but not limited to, those that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Relocation Notice Act, the Vietnam Era Veterans’ Readjustment Assistance Act, the New York Labor Law, the New York State Human Rights Law, the New York City Human Rights Law, all as amended, and any other statutes, orders, laws, ordinances, or regulations applicable to your employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof; (iv) arising under any other federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law; (v) for tortious or harassing conduct, infliction of mental distress, interference with contract, unjust enrichment, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. You affirm you have not been denied leave under FMLA or any other paid or unpaid leave statute.

c. You and the Company acknowledge that the above release and waiver of claims shall not apply to (i) the obligation of the Company to provide the consideration described above in accordance with the terms of this Agreement; (ii) your vested benefits pursuant to applicable plans, if any; (iii) your right to continue healthcare insurance under COBRA; (iv) your right to receive benefits for occupational illness or injury under the Workers’ Compensation Law; (v) your right to receive unemployment benefits; (vi) your right to pursue any rights or claims that arise after you sign this Agreement; (vii) any rights you may have to indemnification pursuant to the Company’s organizational documents and the Indemnification Agreement between you and the Company dated June 14th, 2016, which form shall survive termination of employment; and (viii) any other claims that, under controlling law, may not be released by private settlement.

d. The Company on its behalf, its successors and assigns, in consideration of the terms of this Agreement, releases you, your heirs and executors (“Releasees”) from or in connection with, and the Company hereby waives and/or settles, with prejudice, any and all causes of action, suits, controversies, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Company ever had, now has or shall or may have as of the date of this Agreement, including, without limitation, those arising directly or indirectly pursuant to or out of any aspet of your employment with the Company, including the separation thereof. Notwithstanding, nothing contained herein shall be deemed a waiver or release of any of your ongoing obligations under this Agreement or other agreements referred herein, inter alia the Equity Plan Agreements, Letter Agreement or Indemnification Agreement.

6. No Claims Filed and Covenant Not to Sue.

a. Except as otherwise stated below, you agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against any Releasee, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability or obligation arising out of your employment, or separation from employment, with the Company.

b. You further represent and warrant that you have not filed or commenced any suits, complaints, claims, grievances or demands for arbitration of any kind that are currently pending against any Releasee with any federal, state or local court or any administrative or regulatory body.

c. If any claim is brought on your behalf against any Releasee involving any claim released by this Agreement, or if you are named as a member of any class in a case in which any claim or claims are asserted against any Releasee involving any claim released by this Agreement, you shall, upon notice of same, immediately provide the Company with written notification of said claim, and withdraw in writing and with prejudice from said claim or class.

d. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws. By signing this Agreement, you are waiving any right to individual relief based on claims asserted in such a charge or complaint.

7. Confidentiality and Confidential Information.

a. You agree that you shall keep confidential and shall not disclose to any person (other than to your immediate family, attorney, financial advisor and accountant, each of whom shall be directed by you not to disclose such information), any and all information concerning the existence or terms of this Agreement, except in the circumstance of providing information in response to a subpoena or order issued by a court or a government agency, or as otherwise required by law.

b. You acknowledge that during your employment, you have acquired proprietary, private and/or otherwise confidential information (“Confidential Information,” as defined and described in this sub-paragraph). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form that constitutes, relates or refers to the Company, any current or former employee of the Company, and any aspect of the operation of the business of the Company, including without limitation, all financial, operational and statistical information. All of the foregoing are illustrative and Confidential Information shall not be limited to those illustrations. You agree not to disclose Confidential Information in any form to a third party and shall give immediate notice to the Company if compelled by law to reveal any Confidential Information to any third party.

c. You represent and agree that, on or before your Separation Date, you will return to the Company and not retain any copies of documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information.

8. Non-Disparagement. You agree that you will not make, directly or indirectly, to any person or entity, including but not limited to the Company’s past and/or present employees, board members and/or the press, any negative or disparaging oral or written statements about, or do anything which damages the Company, its officers or directors, or its services, good will, reputation or financial status, or which damages it in any of its business relationships. Written statements include, but are not limited to, posts made on message boards, blogs, listservs, Web sites, Web forums, or similar electronic medium. Nothing in this paragraph shall preclude you from testifying honestly if required by law to testify in a proceeding or complying with any other law.

9. Restrictive Covenants. You understand and agree that, you are bound by and hereby reaffirm the confidential information, non-solicitation and non-competition obligations as set forth in Section 9 of your Letter Agreement and the non-competition and non-solicitation provisions set forth in the Restricted Stock Agreements (Paragraph 12) entered into between you and Town Sports International Holdings, Inc., all of which are incorporated herein by reference and remain in full force and effect.

10. Breach. You acknowledge that the Company would be irreparably injured by your violation of Paragraph 5, 6, 7, 8 or 9 and agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of Paragraph 5, 6, 7, 8 or 9; (ii) cease making Payments and benefits hereunder and recoup prior Payments and benefits made hereunder; and (iii) recover from you damages, attorneys’ fees, costs and any other available remedies.

11. Non-Admission. This Agreement is not, and shall not be construed as, an admission by the Company of any wrongdoing or illegal acts or omissions, and the Company expressly denies that it engaged in any wrongdoing or illegal or acts or omissions with respect to your employment or the separation of your employment. You hereby represent and agree that you shall not, directly or indirectly make any written or oral statements, suggestions or representations that the Company has made or implied any such admission.

12. Expenses. You will be reimbursed for any reimbursable expenses you incur prior to the Separation Date in accordance with the Company’s Reimbursable Expenses Policy. You agree that you will turn in your expense report to the Chief Executive Officer, with all required receipts, for all expenses incurred by you up until your Separation Date no later than October 15, 2016.

13. Continued Cooperation. After your Separation Date, you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding any business that remained unfinished as of your Separation Date. Further, after your Separation Date, you agree to cooperate with, and to be readily available to, the Company to assist in any matter, including government agency investigations, court litigation, arbitrations or potential litigation or arbitrations, about which you may have knowledge. In addition, after your Separation Date and for a period of one year thereafter, you agree to make yourself available on an as needed basis and on reasonable notice and during business hours to provide the Company information to assist in negotiating lease renewals and extensions. If you receive a subpoena or other legal process relating in any way to same, you will immediately provide the Company with notice of the contact or the service of such subpoena or other legal process, and shall cooperate with the Company in responding thereto. In the event that you fail to comply with the terms of this Paragraph, the Company reserves the right to stop making the Payments and/or require you to repay the Payments, in addition to seeking compensation in connection with any other damages caused by your non-compliance.

14. Time to Review. You understand and agree that you have been given at least twenty-one (21) days to consider the terms of this Agreement before signing it. If you sign this Agreement before the full 21-day period has expired, you knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date you sign this Agreement. You acknowledge that you have not been asked by the Company to shorten the time-period for consideration of whether to sign this Agreement, and that the Company has not threatened to withdraw or alter the benefits due to you prior to the expiration of the 21-day period. You further agree that any changes to the Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

15. Revocation Period.

a. If you sign this Agreement, you have the right to change your mind and revoke it within seven (7) calendar days after signing it (“Revocation Period”) by returning it with written revocation notice to Legal Department, Town Sports International, 5 Penn Plaza, 4th Floor, New York, New York 10001. You understand that this Agreement will not be effective until after the expiration of the Revocation Period, and that you will not be entitled to the Payments and benefits described in this Agreement unless and until this Agreement becomes effective.

If you decide to revoke, your written revocation notice should clearly state that “I hereby revoke my agreement to the Separation Agreement that I signed on [fill in date],” and you must sign your name to the notice. To be effective, (a) the notice of revocation must be received by the Company no later than the close of business on the seventh calendar day after you signed the Agreement, or else (b) the Company must be notified by facsimile (212-664-1704) by the close of business on the seventh calendar day after you signed the Agreement, that the written notice with your original signature has been mailed, and the original written notice must be received by the Company within five (5) calendar days thereafter. If any of those days should fall on a weekend or a legal holiday, then the required communication must be received no later than the first business day after the weekend or holiday.

16. Remedies. Except as prohibited by law, the Company shall be excused from any obligation to provide any part of the Payments or benefits to you in the event that (i) the release set forth in this Agreement is determined to be void or unenforceable, in whole or in part; or (ii) you are found to have made a material misstatement in any term, condition, representation or acknowledgment in this Agreement, or you commit a breach of any term, condition or covenant in this Agreement, except otherwise stated therein, in either of which event you shall also be liable for any damages and costs suffered or incurred by the Company by reason of such misstatement or breach.

17. Entire Agreement. This Agreement constitutes the sole and complete understanding and agreement between the Parties with respect to issues addressed in this Agreement, except that any post-termination provisions of the Restricted Stock Agreements entered into between you and Town Sports International Holdings, Inc., and Section 9 of the Letter Agreement remain in full force and effect.

18. Amendments. This Agreement may not be amended except in writing signed by both Parties.

19. Arbitration. You agree that any and all disputes that you raise arising out of or relating in any way to the validity, interpretation or enforcement of this Agreement, or any unreleased claims relating to your employment, other than disputes which by statute are not arbitrable or in which the Company is seeking equitable relief, including injunctive relief, shall be resolved through binding arbitration pursuant to the Company’s Dispute Resolution Program in effect on the date you execute this Agreement.

20. Severability. Except as otherwise stated in this Agreement, in the event that any provision of this Agreement is judicially declared to be invalid or unenforceable, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions of the Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

21. No Hire. You agree that the Company has no obligation to reinstate or rehire you to any position, and you cannot assert any future claim against any of the Releasees based on a refusal to hire or reinstate you at any time.

22. Acknowledgments. By your signature on this Agreement, you affirm and acknowledge that:

a. You have carefully read, and understand, this Agreement.

b. You have been advised by the Company to consult with an attorney before executing this Agreement and have had an adequate opportunity to do so, and to review this Agreement and to consider whether to sign this Agreement.

c. You understand that, by signing this Agreement, you are giving up certain rights, including the right to pursue any claims pursuant to the ADEA.

d. You are not entitled to any payments and/or benefits that are not specifically listed in this Agreement, except for those benefits in which you have vested rights pursuant to the terms of any applicable plans or applicable law.

e. You have not relied upon any representations, statements, or omissions made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement.

f. You have read and understand all of the terms of this Agreement, and agree that such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of the Company; and you have agreed to and entered into this Agreement and all of its terms, knowingly, freely and voluntarily.

g. You have been given up to twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisor of your choice, and advised of the seven (7) day Revocation Period.

23. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.

Sincerely, Town Sports International LLC

By:	/s/ Stuart M. Steinberg
Stuart M. Steinberg
General Counsel

Read, Accepted and Agreed: GREG BARTOLI

/s/ Greg Bartoli	Date:	9/16/16